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                                                                    Exhibit 10.5

                                   BONUS PLAN

This Bonus Plan is by and between Vidler Water Company, Inc. and Nevada Land & Resource Company, LLC ("Companies") on behalf of Steve Hartman ("Employee").

I. Annual Bonus. The annual bonus will be determined on an annual basis as follows:

      A. The calculation to determine the bonus will be performed after the close of each calendar Year upon the final closing of the financial records during the first quarter of the following year, and will be based on a consolidated basis.

      B.    The calculation will be based on the following formula:

            Vidler Net Earnings,
            Before Interest Expense to Pico and Taxes        $__________________
            NLRC Net Earnings,
            Before Interest Expense to Pico and Taxes        $__________________
            Gain from sale of Companies*                     $__________________

            TOTAL Net Income/Gain,
            Before Interest Expense to Pico and Income Taxes $__________________

            NET BONUS COMPENSATION                           $__________________
              2% of Combined Net Income

      *In the event an interest in Vidler or NLRC is sold to a non-affiliated third party, the bonus will be calculated as 2% of the gain in Pico's book value resulting from the sale transaction.

      C. Every effort will be made to finance Companies' transactions from the funds of Companies prior to obtaining financing from PICO Holdings, Inc. PICO Holdings reserves the right to dividend out earnings or repay/increase intercompany financing to PICO Holdings at PICO Holding's discretion.

      D. In the event that the Net Bonus Compensation, as calculated in 2. above, is negative, no bonus compensation will be payable. Any negative balance will not accrue forward to the following year, as each year will be valued on an individual year-by-year basis.

      E.    An insurance policy in the amount of $500,000 paid by the Company.

II.   TERMINATION.

      A. If Companies terminate without cause the employment of Employee or eliminates Employee's position, Companies will determine the bonus amount based on a prorata calculation determined as of the current quarter's financials. The bonus amount will also include the financial impact of all pending transactions which are consummated prior to the termination date and reach financial close by the end of the termination calendar

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            year. The company financial statements will be closed as soon as possible after the end of the quarter immediately following termination, and paid, as soon as practicable, after the year end results are determined.

      B. If Employee voluntarily terminates employment or if Employee is terminated for cause, Employee shall have only the right to receive payment for services rendered prior to the date of such termination, based solely on Employee's current salary at the date of termination, and any standard employee severance benefit. No further bonuses or payments of any type under this Agreement shall be due.

This Bonus Plan is effective January 1, 2003 and shall automatically renew on January 1, of each calendar year on the same terms and conditions as stated above, unless it has been terminated by written notice to the employee at least ten days before the end of the calendar year.

VIDLER WATER COMPANY, INC.
NEVADA LAND & RESOURCE COMPANY, LLC

/s/ Richard H. Sharpe
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Richard H. Sharpe
Director
Date:  September 15, 2003

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